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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 1-12554

                 Compania Boliviana de Energia Electrica S.A.-
                         Bolivian Power Company Limited
             (Exact name of registrant as specified in its charter)

                                David H. Peterson
                 Compania Boliviana de Energia Electrica S.A.-
                         Bolivian Power Company Limited
                       Obrajes, Ave. Hernando Siles #5635
                              Entre Calles 10 y 11
                                 La Paz, Bolivia
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                                 with a copy to
                                Frank Voigt, Esq.
                              Dorsey & Whitney LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                                 (612) 340-2600

                         Common Stock Without Nominal or
                                    Par Value
            (Title of each class of securities covered by this Form)


                                      None
             (Titles of all other classes of securities for which a
                   duty to file reports under Section 13(a) or
                                 15(d) remains)


                Please place an X in the box(es) to designate the
            appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]             Rule 12h-3(b)(1)(i)       [ ]
Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [x]             Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]             Rule 12h-3(b)(2)(ii)      [ ]
                                          Rule 15d-6                [ ]

 Approximate number of holders of record as of the certification or notice date:
                                       254

Pursuant to the requirements of the Securities Exchange Act of 1934 Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




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Date: November 15, 1999          By:      /s/ Roger Dupuis
                                          --------------------------------------
                                          President and General Manager